Asset Purchase Agreement

                                      among

                             Key Four Corners, Inc.,

                           Colorado Well Service, Inc.

                                       and

                                   Keith Poole



                                  July 10, 1998

                                TABLE OF CONTENTS

ARTICLE 1 Purchase and Sale of Assets                            1
         1.1      Purchase and Sale of the Assets                1
         1.2      Excluded Assets                                2
         1.3      Consideration for Assets                       3
         1.4      Liabilities                                    3
         1.5      Closing                                        3
         1.6      Closing Deliveries                             3
         1.6.1    Opinion of Buyer's Counsel                     3
         1.6.2    Opinion of Seller's Counsel.                   4

ARTICLE IIRepresentations and Warranties                         4
         2.1      Representations and Warranties of
                    the Seller and the Shareholders              4
         2.1.1    Organization and Good Standing                 4
         2.1.2    Agreement Authorized and Effect
                     on Other Obligations.                       4
         2.1.3    Contracts                                      5
         2.1.4    Title to Assets                                5
         2.1.5    Licenses and Permits                           5
         2.1.6    Intellectual Property                          6
         2.1.7    Financial Statements                           6
         2.1.8    Absence of Certain Changes and Events          6
                      (a)      Financial Change                  6
                      (b)      Property Damage                   6
                      (c)      Waiver                            6
                      (d)      Change in Assets                  6
                      (e)      Labor Disputes                    7
                      (f)      Other Changes                     7
         2.1.9    Necessary Consents                             7
         2.1.10   Environmental Matters                          7
         2.1.11   Termination of the Colorado Well Service,
                    Inc. Profit Sharing Plan and Trust           8
         2.1.12   Investigations; Litigation8
         2.1.13   Absence of Certain Businesses Practices        9
         2.1.14   Solvency                                       9
         2.1.15   Finder's Fee                                   9
         2.1.16   Taxes                                          9

         2.2      Representations and Warranties of Buyer        9
         2.2.1    Organization and Good Standing                 10
         2.2.2    Agreement Authorized and its Effect
                    on Other Obligations                         10
         2.2.3    Consents and Approvals                         10
         2.2.4    Finder's Fee                                   10
         2.2.5    Non-Forecasts                                  10

ARTICLE III Additional Agreements                                11
         3.1      Noncompetition.                                11
         3.2      Hiring Employees                               11
         3.3      Allocation of Purchase Price                   12
         3.4      Name Change                                    12
         3.5      Budget Agreement                               12
         3.6      Acknowledgment of Adequate Considerations      12
         3.7      Lease Agreement                                12
         3.8      Further Assurances                             13

ARTICLE IV Indemnification                                       13
         4.1      Indemnification by the Seller
                     and the Shareholder                         13
         4.2      Indemnification by Buyer                       13
         4.3      Indemnification Procedure                      13

ARTICLE V Miscellaneous                                          14
         5.1      Survival of Representations,
                    Warranties and Covenants                     14
         5.2      Entirety                                       15
         5.3      Counterparts.                                  15
         5.4      Notices and Waivers.                           15
         5.5      Captions.                                      15
         5.6      Successors and Assigns.                        16
         5.7      Severability.                                  16
         5.8      Applicable Law.                                16
         5.9      Non Disclosure of Purchase Price               16

                            Asset Purchase Agreement

This Asset Purchase Agreement (this "Agreement") is entered into as of July 10, 1998 among Key Four Corners, Inc., a Delaware corporation (the "Buyer"), Colorado Well Service, Inc., a Colorado corporation (the "Seller") and Keith Poole (the "Shareholder").

                                   RECITATIONS

The Seller desires to sell substantially all of its assets, and Buyer desires to acquire such assets.

NOW,   THEREFORE,   in   consideration   of  the  premises  and  of  the  mutual
representations, warranties, covenants and agreements, and subject to the terms and conditions herein contained, the parties hereto hereby agree as follows:


                                    ARTICLE 1

                           Purchase and Sale of Assets

1.1 Purchase and Sale of the Assets. Subject to the terms and conditions set forth in this Agreement, the Seller hereby agrees to sell, convey, transfer, assign and deliver to Buyer effective as of 11:59 P.M. Colorado time (the "Effective Time") on the date of delivery and payment of the cash consideration set forth in Section 1.3 hereof, but in no event later than July 15, 1998 (the "Closing Date"), all of the assets of the Seller existing as of the Effective Time other than the Excluded Assets (defined below), whether real, personal, tangible or intangible, including, without limitation, the following assets owned by the Seller relating to or used or useful in the operation of the business as conducted by the Seller on and before the Effective Time (the "Business") (all such assets being sold hereunder are referred to collectively herein as the "Assets"):

(a) all tangible personal property owned by Seller (such as machinery, equipment, leasehold improvements, furniture and fixtures, and vehicles), including, without limitation, that which is more fully described on
     Schedule 1.1(a) hereto (collectively, the "Tangible Personal Property");

(a) all of the inventory owned by Seller, including without limitation, that which is more fully described on Schedule 1.1(b) hereto (collectively, the "Inventory");

(a) all of the Seller's intangible assets (the "Intangibles"), including without limitation, (i) all of the Seller's rights to the name under which it is incorporated or under which it currently does business, (ii) all of the Seller's rights to any patents, patent applications, trademarks and service marks (including registrations and applications therefor), trade names, and copyrights and written know-how, trade secrets, licenses and sublicenses and all other similar proprietary data and the goodwill associated therewith (collectively, the "Intellectual Property") used or held in connection with the Business, including without limitation, that which is more fully described on Schedule 1.1(c) hereto (the "Seller Intellectual Property"), (iii) the Seller's telephone numbers, and (iv) the sales and promotional literature, computer software, customer and supplier lists and all other records of the Seller relating to the Assets or the Business, excluding the corporate minute books, accounting records, files, tax returns and other financial data on whatever media, relating to the Seller or the Shareholder or the Excluded Assets (the "Retained Records");

(a) those leases, subleases, contracts, contract rights and agreements relating to the Assets or the operation of the Business listed on Schedule 1.1(d) hereto (collectively, the "Contracts");

(a) all of the permits, exemptions from permit requirements, authorizations, certificates, approvals, registrations, variances, waivers, exemptions, rights-of-way, franchises, ordinances, orders, licenses and other rights of every kind and character (collectively, the "Permits") relating to all or any of the Assets or to the operation of the Business, including, but not limited to, those that are more fully described on Schedule 1.1(e) hereto;

(a)  the goodwill and going concern value of the Business; and

(g) all other or additional privileges, rights, interests, properties and assets of the Seller of every kind and description and wherever located that are used in the Business or intended for use in the Business in connection with, or that are necessary for the continued conduct of, the Business.

1.2 Excluded Assets. The Assets shall not include the following (collectively, the "Excluded Assets"): (i) all of the Seller's accounts receivable and all other rights of the Seller to receive payment for services rendered by the Seller before the Effective Time; (ii) all cash accounts of the Seller, all petty cash of the Seller kept on hand for use in the Business and all investments, investment accounts, notes receivable and other accounts maintained by the Seller at financial institutions; (iii) all other receivables and prepaid expenses, including all right, title and interest of the Seller in and to any prepaid expenses, bonds, deposits and other current assets relating to any of the Assets or the Businesses; (iv) the Retained Records; (v) the cash consideration paid or payable by Buyer to Seller pursuant to Sections 1.3 and
3.1 hereof; and (vi) the other assets described in Schedule 1.2 attached hereto.

1.3 Consideration for Assets. As consideration for the sale of the Assets to Buyer and for the other covenants and agreements of the Seller and the Shareholder contained herein, Buyer agrees to pay on the Closing Date, the sum of Six Million, Four Hundred Eighty Thousand Dollars ($6,480,000) to Seller by wire transfer of immediately available funds to an account designated by the Seller or by delivery of immediately available funds.


1.4 Liabilities. Effective as of the Effective Time, Buyer shall assume those, and only those, (a) liabilities and obligations of the Seller to perform the Contracts to the extent that the Contracts (i) are not in default on the Effective Time (other than by reason of defaults caused by not having required consents to assignment) and (ii) have either been duly assigned to Buyer or, if not so assigned, Buyer has performed or rendered services under such Contracts after the Effective Time, and (b) the obligations of Seller expressly assumed by
Buyer  as  described   and  set  forth  in  Section  3.2  hereof  (the "Assumed
Liabilities"). On and after the Effective Date, the Seller shall be responsible for any and all liabilities and obligations of the Seller other than the Assumed Liabilities, including, without limitation, (a) any obligations arising from the Seller's employment of those employees of the Seller listed on Schedule 3.2 hereto (other than those expressly assumed by Buyer as set forth on Schedule 3.2 hereto); (b) any liabilities arising from or relating to Seller's failure to be duly qualified or licensed to do business and in good standing as a foreign corporation in all jurisdictions in which the character of the properties owned or the nature of the business conducted by Seller would make such qualification or licensing necessary; (c) any failure to pay any taxes owed by Seller which are applicable to the period ending with the Effective Time; (d) any liabilities arising out of any matters listed on Schedules 2.1.10 and 2.1.12 hereto; (e) any liability incurred by the Seller or the Shareholder for commission or other fees payable to brokers, attorneys or others; and (f) any other liabilities resulting from Seller's operation of the Assets or conduct of its business before the Effective Time (collectively, the "Retained Liabilities").

1.5 Closing. The closing of the purchase and sale provided for hereunder (the "Closing") shall take place on the Closing Date, at the offices of Williams, Turner & Holmes, P.C., 200 N. 6th Street, Grand Junction, Colorado.

1.6 Closing Deliveries. At the Closing, in addition to the conveyances of the Assets to the Buyer in exchange for the Purchase Price, Buyer and Seller will deliver to one another the following:

1.6.1 Opinion of Buyer's Counsel. The Seller shall have received a favorable opinion, dated as of the Closing Date, from Lynch, Chappell & Alsup, P.C., counsel for Buyer, in the form attached hereto as Schedule 1.6.1. In rendering such opinion, such counsel may rely upon (x) certificates of public officials and of officers or Buyer as to the matters of fact and (y) the opinion or opinions of other counsel, which opinions shall be reasonably satisfactory to the Seller, as to matters other than federal or Colorado law.

1.6.2 Opinion of Seller's Counsel. The Buyer shall have received a favorable opinion, dated as of the Closing Date, from Williams, Turner & Holmes, P.C., counsel to Seller and the Shareholder, in the form of that attached hereto as
Schedule 1.6.2. In rendering such opinion, such counsel may rely upon (x) certificates of public officials and of officers of the Seller as to the matters of fact and (y) on the opinion or opinions of other counsel, which opinions shall be reasonably satisfactory to Buyer, as to matters other than federal or Colorado law.

1.6.3 Consent to Sublease. The Buyer shall have received a consent, in form and substance satisfactory to the Buyer, consenting to the execution and delivery of the Sublease Agreement described in Section 3.7 hereof.

1.7 Post-Closing Adjustments. With respect to accounts receivable and all other rights of the Seller to receive payment for services rendered by the Seller before the Effective Time which have not been invoiced by Seller prior to the Effective Time, Buyer shall invoice all such receivables and services as an accomodation to Seller, and Buyer will account to Seller for all amounts paid to Buyer thereon (less any expenses authorized by Seller to be paid on Seller's behalf by Buyer) upon the expiration of thirty (30) days (the "First Settlement Date") and sixty (60) days (the "Second Settlement Date") following the Effective Time (with any such accounts as are unpaid as of the Second Settlement Date to be surrendered by Buyer to Seller upon request by Seller). In addition, on the First Settlement Date, Buyer will pay Seller an additional amount equal to the amounts paid by Seller for equipment purchases made by Seller after May 12, 1998, and before the date hereof which expand the capabilities of the Business and which are described on Schedule 1.7 hereto, less any amounts representing Seller's obligations to its employees which have been expressly assumed by Buyer as set forth on Schedule 3.2 hereto.

                                   ARTICLE II

                         Representations and Warranties

2.1 Representations and Warranties of the Seller and the Shareholder. As of the Closing and the Effective Time, the Seller and the Shareholder jointly and severally represent and warrant to Buyer as follows:

2.1.1 Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, is qualified to do business in Wyoming, Utah and Nevada and in each other state in which the nature and conduct of its business requires it to be qualified to do business and has full requisite corporate power and authority to carry on its businesses as it is currently conducted and to own and operate the properties currently owned and operated by it. The Shareholder owns all of the issued and outstanding shares of the Seller's capital stock and has the sole right to vote the same.

2.1.2 Agreement Authorized and Effect on Other Obligations. The execution and delivery of this Agreement and all instruments to be executed by Seller and the Shareholder hereunder have been authorized by all necessary corporate, shareholder and other action on the part of the Seller and the Shareholder and this Agreement and all instruments to be executed by the Seller and the Shareholder hereunder are the valid and binding obligations of the Seller and the Shareholder enforceable (subject to normal equitable principals) against each of such parties in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, debtor relief or similar laws affecting the rights of creditors generally. The execution, delivery and performance of this Agreement and all instruments to be executed by the Seller and the Shareholder hereunder and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in a violation or breach of any term or provision of, nor constitute a default under (i) the Articles of Incorporation or Bylaws (or other organizational documents) of the Seller, (ii) except as set forth on Schedule 2.1.9 hereto, any obligation, indenture, mortgage, deed of trust, lease, contract or other agreement to which the Seller or the Shareholder is a party or by which the Seller or the Shareholder or their respective properties are bound; or (iii) to the their knowledge, any provision of any law, rule, regulation, order, permits, certificate, writ, judgment, injunction, decree, determination, award or other decision of any court, arbitrator or other governmental authority to which the Seller or the Shareholder, or any of their respective properties are subject.

2.1.3 Contracts. Schedule 1.1(d) hereto sets forth a complete list of all contracts, including leases under which the Seller is lessor or lessee, which relate to the Assets. In addition, except as set forth on Schedule 1.1(d) hereto
(a) all of the Contracts are in full force and effect, and constitute valid and binding obligations of the Seller, (b) except as set forth on Schedule 2.1.9 hereto, the Seller is not, and to the knowledge of the Seller and the Shareholder, no other party to any of the Contracts is, in default thereunder, and no event has occurred which (with or without notice, lapse of time, or the happening of any other event) would constitute a default thereunder, (c) no Contract has been entered into on terms which could reasonably be expected to have an adverse effect on the use of the Assets by Buyer for the same purpose as they were used by the Seller prior to the Closing Date, (d) neither the Seller nor the Shareholder has received any information which would cause any of such parties to conclude that any customer of the Seller will (or is likely to) cease doing business with Buyer (or its successors) as a result of the consummation of the transactions contemplated hereby.

2.1.4 Title to Assets. The Seller has good, indefeasible and marketable title to all of the Assets, free and clear of any Encumbrances (defined below) except as set forth in Schedule 2.1.4 hereto. Except as set forth in Schedule 1.1(a) and
Schedule 2.1.4 hereto, all of the Assets are (a) in a state of good repair, ordinary wear and tear excepted, (b) are free from any known defects except as may be repaired by routine maintenance and such minor defects as do not substantially interfere with the continued use thereof in the conduct of normal operations and (c) to the knowledge of the Seller and the Shareholder, conform to all applicable laws governing their use. No notice of any violation of any law, statute, ordinance or regulation relating to any of the Assets has been received by the Seller or the Shareholder, except such as have been fully complied with. The term "Encumbrances" means all liens, security interests, pledges, mortgages, deeds of trust, claims, rights of first refusal, options, charges, restrictions or conditions to transfer or assignment, liabilities, obligations, taxes, privileges, equities, easements, rights of way, limitations, reservations, restrictions and other encumbrances of any kind or nature.


2.1.5 Licenses and Permits. Schedule 1.1(e) hereto sets forth a complete list of all Permits necessary under law or otherwise for the operation, maintenance and use of the Assets in the manner in which they are now being operated, maintained and used; each of the Permits and the Seller's rights with respect thereto is valid and subsisting, in full force and effect, and enforceable by the Seller; the Seller is in compliance in all material respects with the terms of each of the Permits; none of the Permits have been, or to the knowledge of the Seller or the Shareholder, are threatened to be, revoked, canceled, suspended or modified (although certain of the Permits (as identified on Schedule 1.1(e) hereto) shall expire as of June 30, 1998).

2.1.6 Intellectual Property. Schedule 1.1(c) hereto sets forth a complete list of all Seller Intellectual Property material or necessary for the continued use of the Assets; the Seller Intellectual Property is owned or licensed by the Seller free and clear of any Encumbrances; the Seller has not granted to any other person any license to use any Seller Intellectual Property and use of the Seller Intellectual Property will not, and the conduct of the Business did not, to the knowledge of the Seller and the Shareholder, infringe, misappropriate or conflict with the Intellectual Property rights of others. Neither the Seller or the Shareholder has received any notice of infringement, misappropriation or conflict with the Intellectual Property rights of others in connection with the use by Seller of the Seller Intellectual Property.

2.1.7 Financial Statements. The Seller has delivered to Buyer a copy of Seller's unaudited statement of income for the four (4) month period ended April 30, 1998, a copy of which is attached hereto as Schedule 2.1.7 (the "Seller's Statement of Income"); the Seller's Statement of Income is true, correct and complete in all material respects and presents fairly and fully the income and expenses of the Seller as at the date and for the periods indicated thereon, and except as set forth on Schedule 2.1.7 hereto has been prepared in accordance with generally accepted accounting principles as promulgated by the American Institute of Certified Public Accountants ("GAAP") applied on a consistent basis and the Seller's Statement of Income includes all adjustments which are necessary for a fair presentation of the Seller's income and expenses for the period indicated.

2.1.8 Absence of Certain Changes and Events. Since April 30, 1998, there has not been:

(a) Financial Change. Any adverse change in the Assets, the Business or the financial condition, operations, liabilities or prospects of the Seller, except as set forth on Schedule 2.1.8(d);

(b) Property Damage. Any damage, destruction, or loss to any of the Assets or the Business (whether or not covered by insurance);

(c) Waiver. Any waiver or release of a material right of or claim held by the Seller;

(d) Change in Assets. Any acquisition, disposition, transfer, encumbrance, mortgage, pledge or other encumbrance of any asset of the Seller except as set forth on Schedule 2.1.8(d) hereto or as otherwise made in the ordinary course of business;

(e)  Labor Disputes. Any labor disputes between the Seller and its employees; or

(f) Other Changes. Any other event or condition known to the Seller or the Shareholder that particularly pertains to and has or might have an adverse effect on the Assets, the operations of the Business or the financial condition or prospects of the Seller, except as expressly noted on Schedule 2.1.8(d) hereto.

2.1.9 Necessary Consents. The Seller has obtained and delivered to Buyer all consents to assignment or waivers thereof required to be obtained from any governmental authority or from any other third party in order to validly transfer the Assets hereunder, including, without limitation, the Contracts and the Seller Permits, except as expressly noted on Schedule 2.1.9 hereto.

2.1.10 Environmental Matters. (a) Except as described in a letter dated July 6, 1998 from Mesa Environmental, Inc. to Donna Stoner of the Colorado Department of Health and Environment, Grand Junction, Colorado (the "Mesa Environmental Letter"), none of the current or past operations of the Business or any of the Assets are being or have been conducted or used in such a manner as to constitute a violation of any Environmental Law (defined below); except as described in the Mesa Environmental Letter, neither the Seller or the Shareholder has received any notice (whether formal or informal, written or oral) from any entity, governmental agency or individual regarding any existing, pending or threatened investigation or inquiry related to violations of any Environmental Law or regarding any claims for remedial obligations or contribution for removal costs or damages under any Environmental Law; there are no writs, injunction decrees, orders or judgments outstanding, or lawsuits, claims, proceedings or investigations pending or, to the knowledge of the Seller or the Shareholder, threatened relating to the ownership, use, maintenance or operation of the Assets or the conduct of the Business, nor, to the knowledge of the Seller or the Shareholder, is there any basis for any of the foregoing; Buyer is not required to obtain any permits, licenses or similar authorizations pursuant to any Environmental Law in effect as of the date hereof to operate and use any of the Assets for their current purposes and uses; to the knowledge of the Seller or the Shareholder, the Assets include all environmental and pollution control equipment necessary for compliance with applicable Environmental Law; except as disclosed on Schedule 2.1.10, no Hazardous Materials (defined below) have been or are currently being used by the Seller in the operation of the Assets; except as disclosed on Schedule 2.1.10 hereto, no Hazardous Materials are or have ever been situated on or under any of the Seller's properties, whether owned or leased, or incorporated into any of the Assets; except as disclosed on Schedule 2.1.10 hereto, there are no, and there have never been any, underground storage tanks (as defined under Environmental
Law) located under any of the Seller's properties, whether owned or leased; and, except as disclosed on Schedule 2.1.10 hereto, there are no environmental conditions or circumstances, including the presence or release of any Hazardous Materials, on any property presently or previously owned or leased by the
Seller, or on any property on which Hazardous Materials generated by the Seller's operations or the use of the Assets were disposed of, which would result in an adverse change in the Assets, Business or business prospects of the Seller. The term "Environmental Law" means any and all laws, rules, orders, regulations, statutes, ordinances, codes, decrees, and other legally enforceable requirements (including, without limitation, common law) of the United states, or any state, regional, city, local, municipal or other governmental authority or quasi-governmental authority, regulating, relating to, or imposing environmental standards of conduct concerning protection of the environment or human health, or employee health and safety as from time to time has been or is now in effect. The term "Hazardous Materials" means (x) asbestos, polychlorinated biphenyls, urea formaldehyde, lead based paint, radon gas, petroleum, oil, solid waste, pollutants and contaminants, and (y) any chemicals, materials, wastes or substances that are defined, regulated, determined or identified as toxic or hazardous in any Environmental Law.

(b)  With respect to the matters identified in the Mesa Environmental  Letter in
     Schedule 2.1.10 hereto, Seller and Shareholder shall undertake at their cost and expense all appropriate remediation and clean-up procedures in accordance with the requirements of each applicable regulatory authority (the "Remedial Work"), and Seller and Shareholder shall jointly indemnify and hold harmless Buyer from all such costs, expenses and fees incurred by Seller and Shareholder in performing the Remedial Work pertaining to the matters set forth in the Mesa Environmental Letter.

2.1.11 Termination of the Colorado Well Service, Inc. Profit Sharing Plan and Trust. Seller hereby agrees to amend and terminate the Colorado Well Service, Inc. Profit Sharing Plan (the "Plan") prior to the Effective Time by adopting board resolutions and an agreement for amendment and termination of the Plan. After the effective date of termination of the Plan, the Plan shall be "frozen" pending distribution of its assets to Participants and their beneficiaries. No persons who are not Participants as of the termination date shall be eligible to participate in the Plan or receive benefits thereunder, and no distributions shall be made by the Plan except normal distributions in the ordinary course of business to or on behalf of employees who have separated from service with the Seller or, after the Closing Date, with Buyer and its parent and subsidiaries ("Key"). Within 90 days after the Closing Date, Seller agrees to file a submission to formally request a determination letter from the Internal Revenue Service ("IRS") to the effect that the Plan is a qualified plan under Section 401(a) of the Code upon its termination and that the trust used to fund the Plan (the "Trust") is tax exempt under Section 501(a) of the Code. As soon as administratively practicable following receipt of a favorable IRS determination letter, the trustee of the Trust shall effectuate distributions of all remaining assets from the Trust and, thereafter, it shall be liquidated. After liquidation of the Trust, Seller agrees to file a final IRS form 5500 for the Plan with the IRS. Key assumes no liability or obligation with respect to or arising out of the Plan or Trust at any time, before, on or after the Closing Date, and all costs, damages, liabilities, penalties, taxes and expenses, of any nature, relating to, or arising out of, the Plan and Trust, including termination of the Plan and Trust, shall be paid by Seller and its shareholders and not by Key.

2.1.12 Investigations; Litigation. No investigation or review by any governmental entity with respect to the Seller or any of the transactions contemplated by this Agreement is pending or threatened, nor has any governmental entity indicated to the Seller or the Shareholder, an intention to conduct the same; and there is no suit, action, or legal, administrative, arbitration or other proceeding or governmental investigation pending, , to which the Seller or the Shareholder, is a party or any other unasserted claims against the Seller or the Shareholder which would have an adverse effect on any of the Assets or the Business, except as set forth on the Schedule 2.1.12 hereto.

2.1.13 Absence of Certain Businesses Practices. Neither the Seller or the Shareholder, nor to the knowledge of the Seller or the Shareholder, any officer, employee or agent of the Seller, or any other person acting on behalf of the Seller or the Shareholder has, directly or indirectly, within the past five years, given or agreed to give any gift or similar benefit to any customer, supplier, government employee or other person who is or may be in a position to help or hinder the profitable conduct of the Business or the profitable use of the Assets (or to assist the Seller in connection with any actual or proposed transaction) which if not given in the past, might have had an adverse effect on the profitable conduct of the Business or the profitable use of the Assets, or if not continued in the future, might adversely affect the profitable conduct of the Business or the profitable use of the Assets.

2.1.14 Solvency. The Seller is not presently insolvent, nor will the Seller be rendered insolvent by the occurrence of the transactions contemplated by this Agreement. The term "insolvent," with respect to the Seller, means that the sum of the present fair and saleable value of the Seller's assets does not and will not exceed its debts and other probable liabilities, and the term "debts" includes any legal liability whether matured or unmatured, liquidated or unliquidated, absolute fixed or contingent, disputed or undisputed or secured or unsecured.

2.1.15 Finder's Fee. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the Seller and the Shareholder and their counsel directly with Buyer and its counsel, without the intervention of any other person in such manner as to give rise to any valid claim against Buyer for a brokerage commission, finder's fee or any similar payment.

2.1.16 Taxes. All federal, state and local taxes assessed or assessable against the Assets for periods prior to January 1, 1998 have been paid by Seller and the Assets will be conveyed to Buyer free and clear of any such taxes or claims therefor. All taxes assessed against the Assets for the period commencing January 1, 1998 will be prorated through the Closing Date (based on 1997 assessed values) with Seller paying to Buyer at Closing an amount equal to the portion of such taxes applicable to the period between January 1, 1998 and the Closing Date. Buyer shall be responsible for the payment of any sales taxes due as a result of the sale of the Assets by Seller to Buyer.

2.2 Representations and Warranties of Buyer. Buyer represents and warrants to the Seller and the Shareholder as follows:

2.2.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has full requisite corporate power and authority to carry on its businesses as it is currently conducted, and to own and operate the properties currently owned and operated by it, and is duly qualified or licensed to do businesses and is in good standing as a foreign corporation authorized to do business in the State of Colorado.

2.2.2 Agreement Authorized and its Effect on Other Obligations. The consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer, and this Agreement is a valid and binding obligation of Buyer enforceable (subject to normal equitable principles) in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, debtor relief or similar laws affecting the rights of creditors generally. The execution, delivery and performance of this Agreement by Buyer will not conflict with or result in a violation or breach of any term or provision of, or constitute a default under
(a) the Certificate of Incorporation or Bylaws of Buyer or (b) any obligation, indenture, mortgage, deed of trust, lease, contract or other agreement to which Buyer or any of its property is bound.

2.2.3 Consents and Approvals. No consent, approval or authorization of, or filing of a registration with, any governmental or regulatory authority, or any other person or entity is required to be made or obtained by Buyer in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

2.2.4 Finder's Fee. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Buyer and its counsel directly with the Seller and the Shareholder and their counsel, without the intervention by any other person as the result of any act of Buyer in such a manner as to give rise to any valid claim against the Seller or the Shareholder for any brokerage commission, finder's fee or any similar payments.

2.2.5 Non-Forecasts. Seller and the Shareholder make no other representations and warranties except as expressly set forth in this Agreement and the Schedules hereto, including any general representations, warranties, guaranties or other assurances as to the future profitability of the Business or the Assets following the Closing of the transactions contemplated by this Agreement.

                                   ARTICLE III

                              Additional Agreements

3.1 Noncompetition. Except as set forth below or as otherwise consented to or approved in writing by Buyer, the Seller and the Shareholder each agree that for a period of 60 months following the date hereof, such party will not (and will cause its affiliates and successors not to) directly or indirectly, acting alone or as a member of a partnership or as an officer, director, employee, consultant, representative, advisor, lender (including gifts used for capitalization or collateral), a holder of, or investor in as much as 3% of any security of any class of any corporation or other business entity (a) engage in any business in competition with the business or businesses conducted by the Seller on or before the date hereof or by Buyer (or Buyer's affiliates) on or after the date hereof, or in any service business the services of which were provided and marketed by the Seller on or before the date hereof or by Buyer (or Buyer's affiliates) on or after the date hereof in the states of Colorado, Nevada, Utah and Wyoming; (b) request any present customers or suppliers of the Seller or any customers of Buyer (or Buyer's affiliates) to curtail or cancel their business with Buyer (or Buyer's affiliates); (c) disclose to any person, firm or corporation any trade, technical or technological secrets of Buyer (or Buyer's affiliates) or of the Seller or any details of their organization or business affairs or (d) induce or actively attempt to influence any employee of Buyer (or Buyer's affiliates) to terminate his or her employment. The Seller and the Shareholder agree that if either the length of time or geographical area as set forth in this Section 3.1 is deemed too restrictive in any court proceeding, the court may reduce such restrictions to those which it deems reasonable under the circumstances. The obligations expressed in this Section 3.1 are in addition to any other obligations that the Seller or the Shareholder may have under the laws of any state requiring a corporation selling its assets (or a shareholder of such corporation) to limit its activities so that the goodwill and business relations being transferred with such assets will not be materially impaired. The Seller and the Shareholder further agree and acknowledge that Buyer does not have any adequate remedy at law for the breach or threatened breach by the Seller or the Shareholder of the covenants contained in this Section 3.1, and agree that Buyer may, in addition to the other remedies which may be available to it hereunder, file a suit in equity to enjoin the Seller or the Shareholder from such breach or threatened breach. If any provisions of this Section 3.1 are held to be invalid or against public policy, the remaining provisions shall not be affected thereby. The Seller and the Shareholder acknowledge that the covenants set forth in this Section 3.1 are being executed and delivered by such party in consideration of (i) the covenants of Buyer contained in this Agreement, (ii) additional consideration in the amount of $10,000 payable by Buyer to Seller and $10,000 payable by Buyer to Shareholder on the date hereof by wire transfer of immediately available funds and (iii) for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged.

3.2 Hiring Employees. Schedule 3.2 hereto is a complete and accurate listing of all employees of the Seller who devote their full or part time in the operation of the Assets and the conduct of the Business and their job titles (the "Employees"). Effective as of 12:01 A.M. next following the Effective Time, all of the Employees actively engaged in the conduct of Seller's business shall be offered full or part-time employment by Buyer, subject to such Employees meeting Buyer's standard employment eligibility requirements. Except as specifically set forth as being assumed by Buyer on Schedule 3.2 hereto for those Employees actually hired by Buyer, Buyer shall have no liability or obligation with respect to any employee benefits of any Employee except those benefits that accrue pursuant to such Employees' employment with Buyer on or after the Effective Time. The Seller and the Shareholder shall cooperate with Buyer in connection with any offer of employment from Buyer to the Employees and use their best efforts to cause the acceptance of any and all such offers.

3.3 Allocation of Purchase Price. The parties hereto agree to allocate the Purchase Price payable by Buyer for the Assets hereunder as set forth on
Schedule 3.3 hereto, and shall report this transaction for federal income tax purposes in accordance with the allocation so agreed upon. The parties hereto for themselves and for their respective successors and assigns covenant and agree that they will file coordinating Form 8594's in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, with their respective income tax returns for the taxable year that includes the date hereof.

3.4 Name Change. The Seller and the Shareholder shall, within twenty (20) days from the date of Closing, cause to be filed with the Secretary of State of Colorado an amendment to the Articles of Incorporation of the Seller changing the names of the Seller from its current name to a name that is not similar to such name. The Seller and the Shareholder shall, within five (5) days from the date of its receipt of confirmation of such filings from the Secretary of State of Colorado, cause the same to be filed with the appropriate office of each state in which the Seller is qualified to do business and deliver to Buyer a copy of such filings.

3.5 Employment Agreement. Concurrently herewith, the Shareholder and Buyer shall have executed an Employment Agreement (the "Employment Agreement") in a form acceptable to them.

3.6 Acknowledgment of Adequate Considerations. The Shareholder acknowledges and agrees that Buyer is relying upon the accuracy of the representation and warranties made herein by the Shareholder and the enforceability of the covenants and agreements of the Shareholder contained herein and that Buyer would not be willing to complete the transactions contemplated hereby without such representations, warranties, covenants and agreements. The Shareholder acknowledges and agrees that he will personally benefit from the consideration being paid by Buyer to Seller hereunder and that such consideration, together with the other benefits and consideration resulting to them hereunder, is adequate to support the enforcement of their representation, warranties, covenants and agreements contained herein.

3.7 Sublease Agreement. Concurrently herewith, the Buyer shall have executed a Sublease Agreement with Seller and Shareholder, pursuant to which Buyer shall have subleased the property currently leased by Seller in Rangely, Colorado, for the remaining term of the primary lease and on terms and conditions otherwise acceptable to Buyer.

3.8 Further Assurances. From time to time, as and when requested by any party hereto, any other party hereto shall execute and deliver, or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further and other actions as may be reasonably necessary to effect the transactions contemplated hereby.


                                   ARTICLE IV

                                 Indemnification

4.1 Indemnification by the Seller and the Shareholder. In addition to any other remedies available to Buyer under this Agreement, or at law or in equity, the Seller and the Shareholder shall, jointly and severally, indemnify, defend and hold harmless Buyer and its officers, directors, employees, agents and stockholders (collectively, the "Buyer Indemnified Parties"), against and with respect to any and all claims, costs, damages, losses, expenses, obligations, liabilities, recoveries, suits, causes of action and deficiencies, including interest, penalties and reasonable attorneys' fees and expenses (collectively, the "Damages") which exceed the sum of $10,000 in the aggregate that a Buyer Indemnified Party shall incur or suffer (whether the damages are suffered or incurred by such Buyer Indemnified Party directly or as a result of a third party claim against such Buyer Indemnified Party), which arise, result from or relate to (a) any breach of, or failure by the Seller and the Shareholder to perform, their respective representations, warranties, covenants or agreements in this Agreement or in any schedule, certificate, exhibit or other instrument furnished or delivered to Buyer by the Seller or the Shareholder under this Agreement; or (b) the Retained Liabilities.

4.2 Indemnification by Buyer. In addition to any other remedies available to the Seller or the Shareholder under this Agreement, or at law or in equity, Buyer shall indemnify, defend and hold harmless the Seller and its officers, directors, employees, agents and stockholders and the Shareholder against and with respect to any and all Damages which exceed the sum of $10,000 in the aggregate that such indemnitees shall incur or suffer, which arise, result from or relate to (a) any breach of, or failure by Buyer to perform, any of its representations, warranties, covenants or agreements in this Agreement or in any schedule, certificate, exhibit or other instrument furnished or delivered to the Seller or the Shareholder by or on behalf of Buyer under this Agreement or (b) the Assumed Liabilities.

4.3 Indemnification Procedure. If any party hereto discovers or otherwise becomes aware of an indemnification claim arising under Section 4.1 or 4.2 of this Agreement, such indemnified party shall give written notice to the indemnifying party, specifying such claim, and may thereafter exercise any remedies available to such party under this Agreement; provided, however, that the failure of an indemnified party to give notice as provided herein shall not relieve the indemnifying party of any obligation hereunder to the extent the indemnifying party is not materially prejudiced thereby. Further, promptly after receipt by an indemnified party hereunder of written notice of the commencement of any third party action or proceeding against such indemnified party with respect to which a claim for indemnification may be made pursuant to this
Article IV, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party, give written notice to the latter of the commencement of such third party action; provided, however, that the failure of an indemnified party to give notice as provided herein shall not relieve the indemnifying party of any obligation hereunder to the extent the indemnifying party is not materially prejudiced thereby. In case any such third party action is brought against an indemnified party, the indemnifying party shall be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified, to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after such notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof unless the indemnifying party has failed to assume the defense of such third party claim and to employ counsel reasonably satisfactory to such indemnified person. An indemnifying party who elects not to assume the defense of a third party claim shall not be liable for the fees and expenses of more than one counsel in any single jurisdiction for all parties indemnified by such indemnifying party with respect to such third party claim or with respect to third party claims separate but similar or related in the same jurisdiction arising out of the same general allegations. Notwithstanding any of the foregoing to the contrary, the indemnified party will be entitled to select its own counsel and assume the defense of any third party action brought against it if the indemnifying party fails to select counsel reasonably satisfactory to the indemnified party, the expenses of such defense to be paid by the indemnifying party. No indemnifying party shall consent to entry of any judgment or enter into any settlement with respect to a third party claim without the consent of the indemnified party, which consent shall not be unreasonably withheld, or unless such judgment or settlement includes as an unconditional term thereof the giving by the third party claimant or plaintiff to such indemnified party of a release from all liability with respect to such third party claim. No indemnified party shall consent to entry of any judgment or enter into any settlement of any such third party action, the defense of which has been assumed by an indemnifying party, without the consent of such indemnifying party, which consent shall not be unreasonably withheld, delayed or continued.

                                    ARTICLE V

                                  Miscellaneous

5.1 Survival of Representations, Warranties and Covenants. All representations and warranties made by the parties hereto shall survive for a period of three
(3) years from the date hereof, notwithstanding any investigation made on the part of the parties hereto; provided, however, that the representation and warranties contained in Section 2.1.16 hereof shall survive until the expiration of the applicable statute of limitations associated with the taxes at issue. All statements contained in any certificate, schedule, exhibit or other instrument delivered pursuant to this Agreement shall be deemed to have been representations and warranties by the respective party or parties, as the case may be, and shall also survive for a period of three (3) years from the date being, notwithstanding any investigations made by any party hereto or on its behalf. All covenants and agreements contained herein shall survive as provided herein.


     5.2 Entirety. This Agreement embodies the entire agreement among the parties with respect to the subject matter hereof, and all prior agreements between the parties with respect thereto are hereby superseded in their entirety.

     5.3 Counterparts. Any number of counterparts (including facsimile counterparts) of this Agreement may be executed and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one instrument.

     5.4 Notices and Waivers. Any notice or waiver to be given to any party hereto shall be in writing and shall be delivered by courier, sent by facsimile transmission or first class registered or certified mail, postage prepaid, return receipt requested:

                               If to Buyer
Addressed to:                                   With a copy to:
Key Four Corners, Inc.                          Lynch, Chappell & Alsup, P.C.
Two Tower Center, 20th Floor                    300 N. Marienfeld, Suite 700
East Brunswick, New Jersey 08816                Midland, Texas 79701
Attn: General Counsel                           Attn: James M. Alsup, Esq.
Facsimile:  (908) 247-5148                      Facsimile: (915) 683-2587

                      If to the Seller or the Shareholder

Addressed to:                                   With a copy to:
Colorado Well Service, Inc.                     Williams, Turner & Holmes
2603 E. Main                                    200 N. 6th Street
Rangely, Colorado 81648                         Grand Junction, Colorado 81501
Attn: Mr. Keith Poole                           Attn:  J. D. Snodgrass, Esq.
Facsimile: (970) 675-2014                       Facsimile:  (970) 241-3026

     Any communication so addressed and mailed by first-class registered or certified mail, postage prepaid, with return receipt requested, shall be deemed to be received on the fifth (5th) businesses day after so mailed, and if delivered by courier or facsimile to such address, upon delivery during normal businesses hours on any businesses day.

     5.5 Captions. The captions contained in this Agreement are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of any article, section, or paragraph hereof.

     5.6 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the successors and assigns of the parties hereto.

     5.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.

     5.8 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the applicable laws of the State of Colorado.

     5.9 Non Disclosure of Purchase Price. Buyer agrees that it will not issue a press release, public announcement or otherwise provide information to employees or former employees of Seller, following the Closing of the transaction contemplated by this Agreement which discloses the purchase price being paid hereunder for the Assets (except as a portion of the aggregate purchase price paid by Buyer to Seller and others for the Assets purchased hereunder and assets being purchased from others) unless deemed to be necessary or appropriate by Buyer to do so in order to comply with applicable securities, tax or other laws or regulations and except as required by court order or subpoena.

                                             [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Shareholder has executed this Agreement and the Buyer has caused this Agreement to be executed in its corporate name by its duly authorized representative, all as of the day and year first above written.

     BUYER:

     KEY FOUR CORNERS, INC.



     By:
     Ron Fellabaum, Vice President




     SELLER:

     COLORADO WELL SERVICE, INC.


     By:
     Keith Poole, President





     SHAREHOLDER:


     ___________________________________________
     Keith  Poole